Exhibit 99.1

Equinix Reports Selected Second Quarter 2006 Results

    FOSTER CITY, Calif.--(BUSINESS WIRE)--Aug. 2, 2006--Equinix
(Nasdaq:EQIX):

    -- Increased revenues to $68.5 million, a 6% increase over the previous quarter and a 31% increase over the same quarter last year

    -- Announced record bookings in the quarter and signed 63 new customers including Swiss Re Financial, United Stationers and VeriSign

    --  Completed 2006 planned expansions, opening Chicago, Los
        Angeles and Silicon Valley area centers

    -- Announces additional details on planned New York metro area expansion

    Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today reported selected quarterly results for the period ended June 30, 2006.
    Revenues were $68.5 million for the second quarter, a 6% increase over the previous quarter and a 31% increase over the same quarter last year. Recurring revenues, consisting primarily of colocation, interconnection and managed services, were $65.1 million, a 5% increase over the previous quarter and a 32% increase over the same quarter last year. Non-recurring revenues were $3.4 million in the quarter, consisting primarily of professional services and installation fees.
    "We continue to experience strong momentum across all areas of our business," said Peter Van Camp, chairman and CEO, Equinix. "With high levels of demand and a strong record of execution in completing our 2006 planned expansions, we continue to focus on the expansive opportunity ahead of us."
    As previously announced by Equinix on June 12, 2006, the Audit Committee of Equinix's Board of Directors has been conducting an independent investigation of Equinix's historical stock option granting practices and related accounting with the assistance of outside legal counsel. While the Audit Committee review is ongoing, Equinix will not be able to provide detailed GAAP or non-GAAP financials for the second quarter ended June 30, 2006. Equinix intends to issue full results for the quarter as soon as practicable after the review is complete.
    Also previously announced on June 12, 2006, Equinix is currently cooperating with the Securities and Exchange Commission (SEC) regarding the SEC's informal inquiry requesting documents related to Equinix's stock option grants and practices. Equinix had also announced on June 29, 2006, that it received a grand jury subpoena from the U.S. Attorney for the Northern District of California and is cooperating fully with the U.S. Attorney's Office in connection with this subpoena. The subpoena requests documents relating to Equinix's stock option grants and practices.
    Although the Audit Committee review is ongoing, the Audit Committee has reached a preliminary conclusion that the actual measurement dates of certain stock option grants issued in the past differ from their recorded grant dates. Accordingly, Equinix currently believes it will record additional non-cash stock-based compensation expense but is not yet able to determine the amounts of such charges or the resulting tax and accounting impact of these actions, or which periods, if any, would require adjustment. Additionally, it is Equinix's objective to support the completion of the Audit Committee's review prior to the SEC due date for filing the Form 10-Q for the quarter ended June 30, 2006, and to file its Form 10-Q in a timely manner, including the five day extension period allowed through the filing of a Form 12b-25. However, until the Audit Committee completes its review, there can be no assurance that Equinix will not have to restate its prior financial statements or that Equinix will be able to file its Form 10-Q within the SEC's deadline.
    Capital expenditures in the second quarter were $29.7 million, of which $8.9 million was attributed to ongoing capital expenditures and $20.8 million was attributed to expansion capital expenditures. In addition, the Company also purchased the previously announced Chicago IBX expansion property in the second quarter for $9.8 million, which the Company paid for in full with cash in June 2006.
    As of June 30, 2006, the Company's cash, cash equivalents and investments were $147.9 million, as compared to $162.2 million in the previous quarter.

    Other Company Developments & Metrics

    -- Equinix announced it has selected the location of its planned expansion in the New York metro area. The high quality 330,000 square foot building, which is subject to additional due diligence and final lease negotiations, is in close proximity to its Secaucus, New Jersey IBX and will be built out in a phased approach. The first phase is expected to open in the second half of 2007 and will add between 1,600 to 1,800 sellable cabinets, generating approximately $40.0 million in revenues at the midpoint. The capital investment for the first phase is expected to range between $75.0 to $85.0 million, of which approximately $5.0 million is expected to be incurred in 2006.

    -- Equinix added 63 new customers in the quarter including The Brookings Institution, Hanley Wood, Swiss Re Financial, United Stationers, VeriSign and VSNL Singapore.

    -- Over 50 percent of Equinix's new bookings in the quarter came from existing customers including Edmunds.com, Electronic
        Arts, Goldman Sachs, Salesforce.com, Sony Computer
        Entertainment and YouTube.

    -- Based on a total cabinet capacity of approximately 29,100, the number of cabinets billing at the end of the quarter was approximately 15,400, or 53%, up from approximately 14,750 the previous quarter. On a weighted average basis, the number of cabinets billing was approximately 15,100 representing a utilization rate of 52%.

    -- U.S. interconnection service revenues were 21% of U.S. recurring revenues for the quarter. Interconnection services represent greater than 19% of total worldwide recurring revenues. Equinix signed additional customers on its new 10 Gigabit Ethernet service including British Telecom, Group Telecom, Server Central and Telecom Italia.

    Business Outlook

    Equinix will be providing full guidance for the third quarter of 2006 and the full year, as soon as practicable once the Audit Committee review is complete. For the full year of 2006, total revenues are expected to be in the range of $280.0 to $286.0 million, of which $72.0 to $73.0 million is expected in the third quarter. EBITDA, a non-GAAP metric which excludes stock-based compensation expense and other items as defined at the end of this press release, for the year is expected to be $100.0 to $104.0 million. Capital expenditures for 2006 are expected to be in a range of $180.0 to $185.0 million, comprised of approximately $30.0 million of ongoing capital expenditures, an increase of $5.0 million, and $150.0 to $155.0 million of expansion capital expenditures for the build out of the Chicago, Los Angeles and Silicon Valley expansions opened this year, as well as the greenfield build outs in the Washington, D.C., Chicago and New York metro areas.
    The Company will discuss its selected second quarter results on Wednesday, August 2, 2006, at 5:30 p.m. ET (2:30 p.m. PT). To hear the conference call live, please dial 773-799-3263 (domestic and international) and reference the passcode (EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com, under the Investor Relations heading. A replay of the call will be available beginning on Wednesday, August 2, 2006 at 7:30 p.m. (ET) by dialing 203-369-1919. In addition, the Webcast will be available on the company's Web site at www.equinix.com. No password is required for either method of replay.

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's Internet Business Exchange(TM) (IBX(R)) centers in 11 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently-acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any internal or regulatory review of past stock option grants and practices or any litigation relating to such grants and practices; a failure to file our quarterly reports with the SEC in a timely manner; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports and registration statement on Form S-3 filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

    Equinix and IBX are registered trademarks of Equinix, Inc.
Internet Business Exchange is a trademark of Equinix, Inc.

    Non-GAAP Financial Measure

    Equinix provided selected financial information but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures such as EBITDA, which the Company defines as income or loss from operations before depreciation, amortization, accretion, stock-based compensation expense and restructuring charges. In presenting this non-GAAP financial measure, Equinix excludes certain non-cash or non-recurring items that it believes are not good indicators of the Company's current or future operating performance. These non-cash or non-recurring items are depreciation, amortization, accretion, stock-based compensation and restructuring charges. Equinix excludes these non-cash or non-recurring items in order for Equinix's lenders, investors, and industry analysts who review and report on the Company, to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitor base.
    Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of our IBX centers and IBX expansion projects or acquired IBX centers and do not reflect our current or future cash spending levels to support our business. Our IBX centers are long-lived assets, and have an economic life greater than ten years. The construction costs of our IBX centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.
    In addition, in presenting the non-GAAP financial measure, Equinix excludes amortization expense related to certain intangible assets, as it represents a non-cash cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charge liabilities, as these expenses represent costs, which Equinix believes are not meaningful in evaluating the Company's current operations. Equinix excludes non-cash stock-based compensation expense as it represents expense attributed to stock awards that have no current or future cash obligations. As such, we, and our investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of our IBX centers, which we do not intend to build out now or in the future. Management believes such restructuring charges were unique costs that are not expected to recur, and consequently, does not consider these charges as a normal component of expenses related to current and ongoing operations.
    Our management does not itself, nor does it suggest that investors should, consider a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented the non-GAAP financial measure to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our ongoing business operations. Management believes that the inclusion of this non-GAAP financial measure provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.
    Investors should note, however, that the non-GAAP financial measure used by Equinix may not be the same non-GAAP financial measure, and may not be calculated in the same manner, as that of other companies.
    Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, net income (loss) from operations, interest income, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how it was calculated for prior periods.

    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402 (Investor Relations) jstarr@equinix.com or
             K/F Communications, Inc.
             David Fonkalsrud, 415-255-6506 (Media)
             dave@kfcomm.com